Exhibit 99.2

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Searchable text section of graphics shown above

[GRAPHIC]

SHARPENING OUR FOCUS

STRENGTHENING THE COMPANY

[LOGO]

Third Quarter 2005 Earnings

October 28, 2005

Notice Regarding Forward Looking Statements

Certain statements contained in this discussion are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters discussed in this report which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact.  Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond the control of DPL Inc. or The Dayton Power and Light Company (“DPL”, “DP&L” or the “Company”), including but not limited to:  abnormal or severe weather; unusual maintenance or repair requirements; changes in fuel costs, changes in electricity, coal, environmental emissions, gas and other commodity prices; increased competition; regulatory changes and decisions; changes in accounting rules; financial market condition; and general economic conditions.  Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

[LOGO]	Third Quarter 2005 Earnings	Safe Harbor Statement

Earnings Per Share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Basic:

Income from Continuing Operations	$0.21	$0.28	$0.65	$0.82

Income from Discontinued Operations	0.00	0.42	0.36	0.76

Total Basic	$0.21	$0.70	$1.01	$1.58

Third Quarter Highlights

•            Revenue Increase of $45.2 Million

•            O&M Decrease of $6.3 Million

•            Gain on Sale of Public Investments of $23.4 Million

•            Operating Income Increase of $4.5 Million

•            Debt Reduction of $440 Million

•            Refinancing of $214 Million

•            Successful Completion of FERC Audit

•            Record Generation Output

•            Strong Transmission & Distribution Performance during High Temperatures, Record Load

Quarterly Variance Summary

Q3 ‘05 to Q3 ‘04 (Millions)

Total Electric Revenue
Volume	$14.8
Price	$10.2
PJM	$22.2
Other Miscellaneous	$(2.0)
Total Electric Revenue Change	$45.2

Fuel
Price	$(26.2)
Volume	$(8.5)
Total Fuel Change	$(34.7)

Purchased Power
RTO Transmission	$(13.0)
Wholesale Price	$(10.2)
Volume	$15.7
Total Purchased Power Change	$(7.5)

Operation & Maintenance
Legal Costs	$2.8
Director & Officer Insurance	$2.8
Other	$0.7
Total O&M Change	$6.3

Investment Income
Sale of Public Investments	$23.4
Increased Interest Income	$9.0
Other	$0.4
Total Inv Income Change	$32.8

Interest Expense Change	$4.3
Charge, Early Debt Redemption	$(59.1)
Other Income Change	$(1.2)

[GRAPHIC]

SHARPENING OUR FOCUS

STRENGTHENING THE COMPANY

[LOGO]

Third Quarter 2005 Earnings

October 28, 2005